Exhibit 21.1
SUBSIDIARIES OF KKR INFRASTRUCTURE CONGLOMERATE LLC
(As of December 31, 2023)

Name	Jurisdiction
K-INFRA HedgeCo LLC	Cayman Islands
K-INFRA Holdings I LLC	Delaware
K-INFRA Denali Aggregator GP LLC	Delaware
K-INFRA Zeus LLC	Delaware
K-INFRA Zeus Aggregator GP Limited	Cayman Islands
K-INFRA Eagle LLC	Delaware
KKR Eagle Aggregator GP Limited	Cayman Islands
K-INFRA Pegasus LLC	Delaware
K-INFRA Pegasus Aggregator GP Limited	Cayman Islands
K-INFRA Kyoto LLC	Delaware
K-INFRA Kyoto Aggregator GP Limited	Cayman Islands
K-INFRA Stellar LLC	Delaware
K-INFRA Stellar Aggregator GP Limited	Cayman Islands
K-INFRA Oak LLC	Delaware
K-INFRA Oak Aggregator GP Limited	Cayman Islands
K-INFRA Holdings II LLC	Delaware
K-INFRA Percival LLC	Delaware
K-INFRA Percival GP Limited	Cayman Islands